Exhibit 10.39

DATED July 14, 2008

RESACA EXPLOITATION, INC

- and -

SEYMOUR PIERCE LIMITED

NOMINATED ADVISER

and

JOINT BROKER AGREEMENT

THIS AGREEMENT is dated July 14, 2008

BETWEEN

(1)                                  RESACA EXPLOITATION, INC (a company incorporated in the State of Texas whose registered office is at 1331 Lamar, Suite 1450, Houston, Texas 77010, United States of America (the “Company”); and

(2)                                  SEYMOUR PIERCE LIMITED (incorporated in England with registered no. 2104188) whose registered office is at 20 Old Bailey, London EC4M 7EN (“Seymour Pierce”).

INTRODUCTION

(A)                              The Company wishes to appoint Seymour Pierce as its Nominated Adviser and Broker for the purposes of the AIM Rules.

(B)                               On and subject to the terms of this Agreement, Seymour Pierce has indicated its willingness to act as Nominated Adviser and Broker to the Company.

(C)                               Seymour Pierce is authorised and regulated by the FSA, is a member of the London Stock Exchange and has been approved by the London Stock Exchange as a Nominated Adviser for the purposes of the AIM Rules.

AGREED TERMS

1.                                      Definitions and interpretations

1.1                                In this Agreement (including the introduction and schedules) the following words and expressions have the following meanings:

“2006 Act”	means the Companies Act 2006;

“Act”	means the Companies Act 1985 (as amended);

“Admission”	means admission of the Ordinary Shares to trading on AIM becoming effective within the meaning of the AIM Rules;

“Admission Document”	means the document published in connection with the AIM Application prepared in accordance with the AIM Rules;

“AIM”	means the market of that name operated by the London Stock Exchange;

“AIM Application”	means the application made for the Ordinary Shares to be admitted to trading on AIM;

“AIM Rules”	means the rules issued by the London Stock Exchange governing companies applying for or with a class of shares admitted to AIM;

“Appointment”	means the appointment of Seymour Pierce as Nominated Adviser to the Company;

“Board”	means the board of directors of the Company from time to time;

“Broker”	as defined in the AIM Rules;

“Business Day”	means any day, other than a Saturday or a Sunday, on which clearing banks are open for all normal banking business in London;

“Directors”	means the directors of the Company from time to time, being at the date of Admission, the persons whose names appear in the schedule to this Agreement;

“Family”	as defined in the AIM Rules;

“FSA”	means the Financial Services Authority;

“FSA Handbook”	means the FSA’s Handbook of Rules and Guidance, which includes as a sourcebook the Prospectus Rules;

“FSMA”	means the Financial Services and Markets Act 2000 (as amended);

“Group”	means the Company and its subsidiaries from time to time;

“London Stock Exchange”	means London Stock Exchange plc;

“Nominated Adviser”	as defined in the AIM Rules;

“Nomad Rules”	means the AIM Rules for Nominated Advisers issued by the London Stock Exchange, as amended from time to time;

“Ordinary Shares”	means ordinary shares of $0.01 each in the capital of the Company;

“QCA Guidelines”	means the corporate governance guidelines for AIM companies issued by the Quoted Companies Alliance;

“Relevant Person”

means Seymour Pierce, or any subsidiary or parent undertaking of Seymour Pierce or any subsidiary undertaking of any such parent undertaking or any of their respective directors, officers or employees;

“RIS”	means a regulatory information service approved by the London Stock Exchange for the distribution to the public of AIM announcements;

“Share Dealing Code”	means the code for dealing in the Company’s securities adopted by the Company with effect from Admission;

“Termination Event”	means one of the events or circumstances mentioned in Clause 10;

“Torch”	has the meaning ascribed thereto in the Admission Document;

“Torch Group”	means Torch, any holding company or parent undertaking or Torch, and any subsidiary or subsidiary undertaking of any such holding company or parent undertaking; and

“VAT”	means Value Added Tax.

1.2                                In this Agreement, the introduction and the schedules, any reference to:

(a)                                  any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statute or statutory provisions;

(b)                                 the singular includes a reference to the plural and vice versa;

(c)                                  any paragraph, clause, sub-clause or schedules is to a paragraph, clause, sub-clause or schedules (as the case may be) of or to this Agreement;

(d)                                 any gender includes a reference to all other genders;

(e)                                  any person includes any reference to a body corporate, unincorporated association or a partnership and any reference to any party who is an individual is also deemed to include his respective legal personal representative(s); and

(f)                                    the expressions parent undertaking or subsidiary undertaking shall have the meaning set out in section 258 of the Companies Act 1985.

2.                                      Appointment as Nominated Adviser and Broker

2.1                                The Company hereby appoints Seymour Pierce as its Nominated Adviser and Broker for the purposes of the AIM Rules on the terms set out in this Agreement and Seymour Pierce hereby accepts such appointment and agrees to carry out properly all its duties as Nominated Adviser and Broker. The Company hereby confirms that the appointment confers on Seymour Pierce all powers, authorities and discretions on behalf of the Company which are reasonably necessary for, or reasonably incidental to, its role as the Company’s Nominated Adviser and Broker and the Company hereby agrees to ratify and confirm everything which Seymour Pierce may lawfully and properly do in those capacities and pursuant to those powers, authorities and discretions.

2.2                                The Appointment shall commence on the date of Admission and, subject to Clause 10, shall be for an initial term of one year and shall continue subsequently until terminated by either party giving the other three months notice.

2.3                                Until the earlier of (i) the date upon which Seymour Pierce ceases to be the Nominated Adviser and/or Broker to the Company and (ii) the date following three years after the date of Admission, the Company agrees that Seymour Pierce shall be offered the right of first refusal to act as the Company’s exclusive placing agent, underwriter and/or adviser on any United Kingdom public market equity fundraising. Furthermore, the Company will not appoint any other financial adviser or any other broker to act in relation to any United Kingdom public market equity fundraising unless:

(a)                                  Seymour Pierce has confirmed to the Company in writing that it does not wish or is unable to act on such fundraising; or

(b)                                 the fees, commissions and expenses which Seymour Pierce proposes to charge in respect of such fundraising are higher than the fees, commissions and expenses proposed to be charged in respect of such fundraising by the third party financial adviser or broker that the Company instructs, Seymour Pierce having been given reasonable opportunity to match the proposal of such third party.

For the avoidance of doubt, the appointment of Royal Bank of Canada Europe Limited as joint Broker shall not fall within the scope of this clause 2.3.

2.4                                Seymour Pierce shall be under no obligation to act in relation to any particular fundraising, which is subject to agreement of terms between Seymour Pierce and the Company in any event, and fundraising, this shall not prejudice Seymour Pierce’s right of first refusal in respect of any subsequent activity.

3.                                      Services to be provided by Seymour Pierce

3.1                                Seymour Pierce shall act as the Company’s Nominated Adviser for the purposes of the AIM Rules and in this capacity shall provide continuing advice and guidance as the Directors may reasonably require for the purpose of advising and guiding the Company and the Directors as to their responsibilities and obligations under the AIM Rules including (without limitation to the generality of the foregoing):-

(a)                                  providing advice and guidance on compliance by the Company on an ongoing basis with the AIM Rules and being contactable at all reasonable times, including seeking advice of the London Stock Exchange where there is uncertainty as to the application or interpretation of the AIM Rules or the Nomad Rules or where Seymour Pierce has a concern about the reputation of AIM;

(b)                                 liaising as required with the AIM team of the London Stock Exchange on matters relating to the continued trading of the Company’s Ordinary Shares on AIM and providing the London Stock Exchange with any information in relation to the Company in any such form and within such time limits as required by the AIM Rules or the London Stock Exchange, provided that Seymour Pierce has previously been supplied with the relevant information by the Company;

(c)                                  being available at all reasonable times to advise and guide the Company and the Directors (in conjunction with the Company’s legal advisers) on their responsibilities and obligations under the AIM Rules;

(d)                                 attending (when reasonably requested by the Directors of the Company) meetings of the Board and at general meetings of the Company;

(e)                                  where appropriate, advising the Company on the requirements of the AIM Rules in relation to its notifications to a RIS, reviewing the content of draft notifications and liaising with the Company and the London Stock Exchange, as appropriate, in relation to the release by the Company of such notifications to a RIS, subject always to the timely receipt of such requests and draft notifications from the Company;

(f)                                    monitoring the trading activity in the Ordinary Shares on AIM and contacting the Company if there is a substantial movement in the price of the Ordinary Shares to ascertain whether an announcement or other action is required and liaising with the London Stock Exchange where appropriate;

(g)                                 advising the Company on any proposed changes to the Board including, where appropriate, investigating and considering the suitability of proposed new appointments to the Board and considering the efficacy of the Board as a whole for the needs of the Company;

(h)                                 reviewing regularly with the Company the actual trading performance and financial condition of the Company against any profit forecast, estimate or projection included in the Admission Document or otherwise made public, in order to assist the Company in deciding whether an announcement is necessary under the AIM Rules; and

(i)                                     providing the Company with general advice relating to matters such as dividend policy, corporate governance, Board composition and strategy.

3.2                                Seymour Pierce will not appoint any agent to fulfil any of its duties or obligations to the Company without the prior written agreement of the Company.

3.3                                Seymour Pierce shall act as the Company’s Broker and will be responsible to the London Stock Exchange for fulfilling the responsibilities imposed by the Rules of the London Stock Exchange relating to brokers appointed by AIM-quoted companies which include:

(a)                                  using best endeavours to find matching business if there is no market maker in the Company’s shares;

(b)                                 providing information to the market through the Stock Exchange Alternative Trading Service (“SEATS PLUS”), the Stock Exchange Automated Quotation System (“SEAQ”) or such other systems specified by the Rules of the London Stock Exchange from time to time; and

(c)                                  inputting to either SEATS PLUS, SEAQ or such other systems specified by the Rules of the London Stock Exchange from time to time, information about the Company as stipulated by the London Stock Exchange.

3.4                                In addition to these responsibilities Seymour Pierce will:-

(a)                                  act as the point of contact between the investment community and the Company;

(b)                                 when requested, co-ordinate all transactions in Ordinary Shares, with a view to maintaining an orderly market in Ordinary Shares, to include any buy-backs of the Company’s Ordinary Shares that the Company chooses to undertake;

(c)                                  when requested, co-ordinate all Directors’ transactions in Ordinary Shares, with a view to maintaining an orderly market in Ordinary Shares;

(d)                                 advise the Company on investment conditions and the pricing of its securities;

(e)                                  prepare and publish broker’s notes to the investment community at such times as shall be deemed appropriate by Seymour Pierce; and

(f)                                    not appoint any agent to fulfil any of its duties or obligations to the Company without the prior written agreement of the Company.

3.5                                Seymour Pierce will provide these services in accordance with the FSA Handbook, the AIM Rules, the Nomad Rules and any related rules, procedures, notices, decisions, directions, guidance or other requirements of the London Stock Exchange.

3.6                            Seymour Pierce has classified the Company as an intermediate customer for the purposes of the FSA Handbook.

4.                                      Obligations of the Company

4.1                                The Company undertakes to Seymour Pierce to comply (and to procure that each of the Directors comply) on a timely basis with the AIM Rules and any other obligations imposed from time to time by the London Stock Exchange on companies whose securities have been admitted to trading on AIM.

4.2                                The Company undertakes:

(a)                                  to comply (and to procure that each of the Directors comply) without delay with all reasonable and proper directions given by Seymour Pierce in its role as the Company’s Nominated Adviser and provide all such document as shall be reasonably requested by Seymour Pierce in order to ensure compliance by the Company or the Directors with the FSA Handbook, FSMA and the AIM Rules and compliance by Seymour Pierce with the Nomad Rules;

(b)                                 to inform Seymour Pierce forthwith upon becoming aware of any breach by the Company and/or any Director of the AIM Rules and to request the advice and guidance of Seymour Pierce in relation to all matters relevant to the Company’s compliance on an ongoing basis with the AIM Rules and to inform Seymour Pierce of any advice received from the Company’s legal advisers in respect of such breach; and;

(c)                                  if requested by Seymour Pierce, to provide Seymour Pierce with notices of any Board meetings at the same time the same are despatched to the Directors and to permit a representative of Seymour Pierce to attend all Board meetings as an observer (including (without limitation) by way of telephone conference where such meetings are held outside of the UK) or to make representations to the Board.

4.3                                The Company undertakes to Seymour Pierce to use all reasonable endeavours to:

(a)                                  consult with Seymour Pierce in advance in relation to any proposal not to comply in any material respect with any statement of intent or undertaking contained in the Admission Document;

(b)                                 keep Seymour Pierce informed in respect of all material changes or developments concerning or affecting the financial or trading position or prospects of the Company and (to the extent that the same is within the Company’s control) supply to Seymour Pierce forthwith upon Seymour Pierce requesting the same all such documentation, assistance or information relating to the Company, its business or affairs, its Directors and substantial shareholders in each case which Seymour Pierce may reasonably require in its capacity as Nominated Adviser;

(c)                                  have in place sufficient procedures, resources and controls to enable it to comply with the AIM Rules and seek advice and guidance from Seymour Pierce regarding the compliance by the Company with the AIM Rules whenever appropriate, and to take such advice and guidance into account;

(d)                                 keep Seymour Pierce fully informed of all strategies, developments or discussions considered or held by the Board which are reasonably likely to be relevant to the Appointment;

(e)                                  provide to Seymour Pierce without delay all information which the Company is obliged in accordance with the AIM Rules to notify to a RIS including copies of any notices served by the Company under or pursuant to any requirements relating to disclosure of interests in shares or other securities which are imposed on the Company by its constitution, the law of its incorporation or any other source of law or competent authority applicable to the Company;

(f)                                    supply Seymour Pierce with drafts of the announcement of the Company’s annual results and drafts of any interim results as soon as may be practicable and, in any event, at least one week prior to the date on which the Company intends to release such documents and (if so requested by Seymour Pierce at any time), provide to Seymour Pierce a copy of the latest management accounts in relation to the Group;

(g)                                 supply Seymour Pierce with copies of the audited annual accounts of the Company, approved by the directors and by the auditors for the time being of the Company, within six months of the end of the financial period to which they relate, and with copies of any interim results within three months of the end of the relevant period;

(h)                                 consult with Seymour Pierce before entering into, procuring or permitting any member of its Group to enter into, any material commitment, arrangement or agreement including (without limitation) any which would constitute a “substantial transaction” or “related party transaction” as defined by Rules 12 and 13 of the AIM Rules respectively, or any transaction that would constitute a reverse takeover or disposal resulting in a fundamental change of business for the purposes of the AIM Rules, and provide copies of all such prospective agreements, commitments or arrangements to be entered into to Seymour Pierce;

(i)                                     comply with all laws and regulations in the United Kingdom and elsewhere including, without limitation, the Companies Act, the 2006 Act, FSMA, the Prospectus Rules, Chapter 5 of the Disclosure and Transparency Rules, the City Code on Takeovers and Mergers and the Criminal Justice Act 1993 insofar as they relate to the Company;

(j)                                     adopt the Share Dealing Code and take all proper and reasonable steps to ensure compliance by the Directors and Applicable Employees (as defined in the AIM Rules) with the Share Dealing Code and Rule 21 of the AIM Rules;

(k)                                  consult in advance with Seymour Pierce in relation to any changes proposed to the Board;

(l)                                     notify Seymour Pierce promptly on discovering that any published press announcement, circular or other public document of the Company contains any information or opinion which is in any material way inaccurate or misleading or contains a material omission;

(m)                               inform Seymour Pierce without delay of any proposed:

(i)                                     new developments which may require notification under Rule 11 or Rule 17 of the AIM Rules;

(ii)                                  changes in Directors or their interests or those of their Family in the Company’s securities;

(iii)                               issues of new securities (or cancellations of existing securities); and

(iv)                              related party transactions, within the meaning of Rule 13 of the AIM Rules;

(n)                                 inform Seymour Pierce of any information which the Company believes is likely to affect the general character or nature of the business of the Company or its Group;

(o)                                 authorise and direct the Company’s auditors and professional advisers to supply Seymour Pierce with any information concerning the Company which Seymour Pierce may from time to time reasonably request in its capacity as Nominated Adviser; and

(p)                                 execute all such documents and do all such things as may be reasonably required by, or may be reasonably necessary to comply with, the requirements of the London Stock Exchange and Seymour Pierce in connection with Seymour Pierce’s Appointment.

5.                                     Publicity and other matters

5.1                                The Company undertakes to Seymour Pierce that, for so long as Seymour Pierce shall continue as the Company’s Nominated Adviser & Broker, the Company notify Seymour Pierce in advance of, and consult with Seymour Pierce concerning the content, timing and the manner of release or despatch of, any statement, circular, announcement or other material document proposed to be issued by the Company (whether to shareholders of the Company or otherwise), including in relation to:

(a)                                  the Company’s financial results, dividends or prospects; or

(b)                                 any acquisition, disposal, reorganisation, takeover, or change to the Board;

(c)                                  any material change between the Company’s actual trading performance or financial position and any profit forecast, estimate or projection; or

(c)                                  any other significant matter which the Company proposes to make public.

5.2                                The Company undertakes that it will use all reasonable endeavours to ensure that any statement made or announcement, circular or other document published or issued will be true and accurate, not misleading, will not omit anything material and will contain all information necessary to comply with all applicable laws and regulations and where any opinions are expressed, such opinions will be honestly and reasonably held and made after due and careful consideration.

5.3                                Any obligations of Seymour Pierce to release to an RIS any information which is required to be announced under the AIM Rules shall be subject to Seymour Pierce having received such information from the Company in reasonable time to enable Seymour Pierce to release such information within the time limits required by the AIM Rules.

6.                                     Directors’ dealings and other Covenants

6.1                                The Company undertakes to Seymour Pierce that the Company shall (and it shall procure that the Directors shall) comply with the AIM Rules in so far as they relate to dealings in the securities of a company whose securities have been admitted to trading on AIM (and in particular Rules 17 and 21 thereof).

6.2                                The Company confirms to Seymour Pierce that it is intended that the Company should comply so far as practicable with the Combined Code on the Principles of Good Governance and Code-of Best Practice (in so far as it is practicable and appropriate for a public company of its size) and QCA Guidelines and undertakes that if at any time it is intended that the Company should not so comply with such Codes, then the Directors will consult with Seymour Pierce (so long as Seymour Pierce is the Company’s Nominated Adviser) in relation thereto.

6.3                                Any advice rendered by Seymour Pierce or any Relevant Person will, save as required by the AIM Rules, be provided to the Company, and will be confidential to, and may only be disclosed to, the Company, any company in the Group, any company in the Torch Group, and any of their representative directors, officers and professional advisers. Such advice may not be relied upon by the Company for any purpose other than in connection with this Agreement and, save as aforesaid, may not be disclosed to any third party (unless the Company or any other permitted recipient comes under a legal obligation to disclose it) nor used by or relied on by any third party save as aforesaid, without Seymour Pierce’s express prior written consent.

7.                                     Further acknowledgement and undertakings

7.1                                Save as required by the AIM Rules or any other applicable law or regulations, neither any advice rendered by Seymour Pierce nor any communication from Seymour Pierce in connection with the services performed by Seymour Pierce pursuant to this Agreement may be quoted, or referred to, in any public report, document, release or other communication by the Company or by any related party without the prior written consent of Seymour Pierce.

7.2                                The parties acknowledge that Seymour Pierce is acting solely for the Company in relation to the subject matter of this Agreement and no one else and accordingly that Seymour Pierce will not be responsible to anyone other than the Company for providing the protections afforded to customers of Seymour Pierce under FSA Handbook or for providing advice in relation to or in connection with such subject matter.

7.3                                The Company acknowledges that Seymour Pierce is not responsible for providing any legal advice to the Company or the Directors in respect of any applicable laws and regulations and, where appropriate, the Company undertakes to obtain appropriate legal advice in respect of these and to communicate to Seymour Pierce any such advice as is relevant to the carrying out of Seymour Pierce’s services hereunder.

7.4                                The Company hereby acknowledges that Seymour Pierce, companies and persons associated with it and other clients of Seymour Pierce may, from time to time, have a material interest in any matter on which Seymour Pierce advises the Company. Such an interest may give rise to a conflict of interests and the Company hereby agrees that Seymour Pierce is not obliged to disclose details of any such material interest to the Company in relation to any specific advice, transaction or any other service rendered to the Company by Seymour Pierce. The Company hereby agrees that as a result of any such material interest Seymour Pierce may not be able to advise the Company and Seymour Pierce reserves the right at any time in its absolute discretion to decline to arrange any transaction or give advice or make any recommendation to the Company. Seymour Pierce undertakes to the Company that it has in place appropriate procedures and safe guards to manage any potential conflict in accordance with the rules of the FSA Handbook and the Nomad Rules.

7.5                                Seymour Pierce and companies associated with it operate policies of independence. These require any persons acting on behalf of clients to disregard any material interests that

Seymour Pierce or its associates may have in respect of any matter on which they are acting for those clients.

7.6                                The Company hereby acknowledges and agrees that Seymour Pierce shall be under no duty to disclose to the Company or use for its benefit anything that may come to the attention of Seymour Pierce or any company or person associated with Seymour Pierce either in the course of rendering similar services to others (whether or not that employee is involved in providing services to the Company or is separated from such persons by a Chinese wall) or in the event that such disclosure or use would be a breach of duty or confidence owed by Seymour Pierce to another person.

7.7                                The Company hereby agrees that Seymour Pierce will not be required to account to the Company in any way for any benefit that may accrue to Seymour Pierce or any company or person associated with it as a result of a material interest in respect of any advice, transaction or service rendered to the Company by Seymour Pierce, except where such benefit accrues as a direct result of a breach by Seymour Pierce of this Agreement or the FSA Handbook.

7.8                                The Company acknowledges and accepts that Seymour Pierce may be required by law or by regulatory agencies and authorities to disclose information and deliver documents relating to the Company and/or the Directors received or acquired by Seymour Pierce in the course of the Appointment. The Company expressly authorises any such disclosure or delivery provided that, to the extent allowed, Seymour Pierce will provide the Company with prior notice of any such obligations to disclose information. The Company acknowledges that if the appointment of Seymour Piece is terminated under clause 10 of this Agreement, Seymour Pierce shall, in accordance with the Nomad Rules, be required to inform the London Stock Exchange of the reasons for its ceasing to act, and may be required to discuss such reasons with the Company’s new Nominated Adviser.

7.9                                The Company acknowledges and agrees that under the AIM Rules Seymour Pierce owes a number of responsibilities solely to the London Stock Exchange and will not incur any liability to the Company or the Directors where it has acted in accordance with those responsibilities.

7.10                          All correspondence and papers in Seymour Pierce’s possession or control relating to the Appointment shall be and remain Seymour Pierce’s sole property, save for any original documents held to the Company’s order.

7.11                          Seymour Pierce is entitled to assume that instructions have been properly authorised by the Company if they are given or purported to be given by an individual or person who is or purports to be and is reasonably believed by Seymour Pierce to be a director of the Company.

8.                                     Fees and expenses

8.1                                The Company shall pay to Seymour Pierce an annual retainer fee of $90,000 per annum for acting as Nominated Adviser and Broker together with any applicable VAT thereon, which shall be payable in four equal instalments in advance the first payment being due on the date of Admission and thereafter at the end of each successive three month period following the date of Admission subject to a pro-rated adjustment in respect of termination occurring during any such three month period.

8.2                                In addition to the fee referred to in Clause 8.1, the Company shall pay Seymour Pierce’s out-of-pocket expenses reasonably and properly incurred in connection with, or during the course of, the appointment as Nominated Adviser and Broker within twenty-eight (28) days after the issue of the invoice in respect thereof (together with any applicable VAT thereon)

and such expenses may be set off against any sum which Seymour Pierce may be holding to the Company’s account from time to time.

8.2.1                       The fee referred to in Clause 8.1 above shall be exclusive of any additional work carried out by Seymour Pierce outside the scope of this Agreement (e.g. advice on transactions or strategies, including potential acquisitions, future fund raisings etc.) for which a separate fee or fees will be agreed between the Company and Seymour Pierce at the relevant time, such fee or fees being set out in the relevant engagement letter.

9                                        Indemnity

9.1                                No claim shall be made against any Relevant Person to recover any loss or damage which the Company or any of its shareholders, directors, officers, agents or employees or any other person may suffer or incur by reason of or arising out of the proper carrying out by Seymour Pierce, or on its behalf, of any obligations or services (or exercise of rights) under this Agreement or otherwise in connection with the Appointment or its role as the Company’s Nominated Adviser and Broker for the purposes of the AIM Rules and the Nomad Rules unless and to the extent that such loss or damage results from the negligence, default or fraud of such Relevant Person or any breach by Seymour Pierce of its obligations under this Agreement or any breach by any Relevant Person of the FSA Handbook or any applicable law or regulations.

9.2                                The Company undertakes to Seymour Pierce (for itself and, on the basis that it shall enjoy an absolute discretion as to the enforcement of any claim under the terms of this Clause 9.2, as trustee for each and every Relevant Person) to hold each Relevant Person fully and effectively indemnified from and against all claims, actions, demands, liabilities and proceedings made, brought or threatened against any Relevant Person (whether or not successful, compromised or settled) in any jurisdiction by any governmental agency or regulatory body or any other person whatsoever and against all liabilities, losses, charges, costs and expenses which any Relevant Person may pay, suffer or incur (including, but not limited to, those paid, suffered or incurred in disputing any claim, action or demand and/or in establishing its right to be indemnified pursuant to this Clause 9.2) and which in any such case arises, directly or indirectly, out of or is attributable to or would not have arisen but for the carrying out or performance by Seymour Pierce, or on its behalf, of any of any obligations or services (or exercise of rights) under this Agreement or otherwise in connection with the Appointment or its role as the Company’s Nominated Adviser and Broker for the purposes of the AIM Rules and the Nomad Rules or in anyway arising out of or in connection with its relationship with the Company (whether before or after the termination of this Agreement) unless and to the extent that the same result from the negligence, default or fraud of Seymour Pierce or any breach by Seymour Pierce of its obligations under this Agreement or any breach by any Relevant Person of the FSA Handbook or any applicable law or regulations.

9.3                                If Seymour Pierce shall become aware of any matters or circumstances giving rise to any claim by Seymour Pierce or any or all of the Relevant Persons against the Company under the indemnity contained in this Clause 9, Seymour Pierce shall as soon as reasonably practicable give written notice including reasonable details thereof to the Company and enter into and thereafter maintain consultation with the Company on all material aspects of the matters or circumstances giving rise to the claim and the Company shall be entitled upon written request (subject to Seymour Pierce being indemnified and secured to its reasonable satisfaction against all reasonable costs, damages and expenses thereby incurred and Seymour Pierce being satisfied (in its reasonable opinion) that the repute or standing of Seymour Pierce or any other Relevant Person subject to the claim would not be materially adversely affected thereby) either:

(a)                                  to allow the Company at its own expense and in its absolute discretion to avoid,

dispute, resist, compound or defend such claim in the name and on behalf of Seymour Pierce or the Relevant Persons and to have conduct of any appeal or incidental negotiations; or

(b)                                 to take or procure that the Relevant Persons take such action as the Company may reasonably require to avoid, dispute, resist, appeal, compromise, compound or defend any such claim or the matters or circumstances giving rise to such an actual or potential claim;

for which purpose Seymour Pierce will give and will procure that all Relevant Persons shall give the Company all such co-operation and assistance and provide all such information as it shall reasonably require for such purposes.

10                                 Termination

10.1         Either the Company or Seymour Pierce may terminate the appointment contained in this Agreement by:-

(a)                                  giving to the other not less than three months’ notice in writing such notice not to take effect prior to the first anniversary of the date of Admission; or

(b)                                 in the event of the appointment of a liquidator, receiver, administrative receiver or administrator over the whole or substantially the whole of either party’s assets (except for the purposes of a solvent reconstruction, amalgamation, reorganisation, merger or consolidation) giving to the other notice in writing to take effect forthwith.

10.2                          Seymour Pierce may terminate its appointment forthwith by giving written notice to the Company in any one of the following events or circumstances:-

(a)                                  the Company does not pay any sum payable under this Agreement after having received fourteen (14) days’ written notice that it remains unpaid (and subject to there being no dispute concerning the amount of such sum);

(b)                                 the Company commits any material breach of any of the terms and conditions of this Agreement, which breach (if capable of remedy) remains unremedied within fourteen (14) days’ service of a notice specifying the breach and requiring it to be remedied;

(c)                                  any Director or the Company commits a fraudulent act;

(d)                                 the Company or any Director commits any material breach of the Act, the 2006 Act, the AIM Rules, the FSA Handbook or any other laws or regulations to which the Company and/or the Directors are subject from time to time in each case such that, in the reasonable opinion of Seymour Pierce, such breach could jeopardise or damage the reputation of Seymour Pierce; or

(e)                                  the Company fails to comply with advice given to the Company and/or the Directors by Seymour Pierce such that, in the reasonable opinion of Seymour Pierce, such failure could jeopardise or damage the reputation of Seymour Pierce.

10.3                          The Company shall notify Seymour Pierce promptly upon the occurrence of a Termination Event or any event or circumstance which may reasonably be expected to give rise to the occurrence of a Termination Event.

10.4                          Upon termination of the appointment of Seymour Pierce contained in this Agreement:-

(a)                                  the rights and obligations of the parties under this Agreement shall terminate in relation to such appointment and be of no further effect provided that the provisions of Clause 9.2 shall survive any termination of this Agreement;

(b)                                 any rights or obligations to which any of the parties to this Agreement may be entitled or be subject to in relation to such appointment before such termination shall remain in full force and effect; and

(c)                                  the termination of such appointment shall not affect or prejudice any right to damages or other remedy which the terminating parties may have in respect of the Termination Event which gave rise to the termination of such appointment or any other right to damages or other remedy which any party may have in respect of any breach of this Agreement which existed at or before the date of termination.

11                                 Miscellaneous

11.1                          Each of the provisions of this Agreement is severable and .distinct from the others and the invalidity, illegality or unenforceability of any one or more of the provisions of this Agreement shall not affect the continuation in force of the remaining provisions of this Agreement.

11.2                          No neglect, indulgence, failure to exercise or delay of Seymour Pierce in exercising any right or remedy under this Agreement shall constitute a waiver of such right or remedy and no single or partial exercise of any right or remedy under this Agreement shall preclude or restrict any other or future exercise of such right or remedy or the exercise of any other right or remedy. The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

11.3                          Any waiver must be in writing and may be given subject to any condition thought fit by the grantor. Any waiver shall be effective only in the instance and for the purpose for which it is given.

11.4                          The indemnities set out in this Agreement shall be in addition to and not be construed to limit, affect or prejudice any other right or remedy available to Seymour Pierce or any Relevant Person and any such indemnities shall be enforceable by it only to the extent that such enforcement is not prohibited by the FSA Handbook.

11.5                          No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement other than a Relevant Person in relation to Clause 9 who may only enforce any provisions of this Agreement with the prior written consent of Seymour Pierce. This Agreement may be amended and terminated in accordance with its terms and without the consent of the Relevant Persons.

11.6                          Rights arising from or in connection with this Agreement may not be assigned, save that Seymour Pierce may assign the benefit of this Agreement to any parent undertaking or subsidiary undertaking of Seymour Pierce or any subsidiary of such parent undertaking. This Agreement shall be binding upon and enure for the benefit of the respective personal representatives, heirs, successors and assigns of the parties.

11:7                          The terms of this Agreement supersede any previous agreement between the parties relating to the subject matter of this Agreement and, save for any additional terms agreed between the parties in an engagement letter as stated in Clause 2.4 above, constitutes the entire agreement between the parties relating to the subject matter of this Agreement.

11.8                          Seymour Pierce may record telephone calls with the Company and the Directors without specific consent. The Company agrees that any such recording shall be conclusive in the event of any dispute that may arise.

11.9                          The Company confirms that the Directors have agreed that for the purposes of Data Protection legislation Seymour Pierce may process personal data relating to them (using computer systems or otherwise) in carrying out its duties under this agreement.

11.10                    Any complaint that the Company may have regarding the provision of services under this agreement by Seymour Pierce should, in the first instance, be referred to the Compliance Officer at Seymour Pierce’s registered office. As the Company has been classified as an intermediate customer, it will not be entitled to refer any complaint to the Financial Ombudsman Service.

12                                 Notices

12.1                          Any notice to be given under this Agreement shall be given in writing signed by or on behalf of the party giving it and shall be irrevocable without the written consent of the party on whom it is served.

12.2                          Any such notice may only be served:-

(a)                                  by leaving it at or sending it by prepaid first class letter through the post to, the address of the party to be served which is referred to for that purpose in the Schedule to this Agreement or if another address in England shall have been notified by that party to all the other parties for the purposes of this Clause by notice given in accordance with this Clause 12.2.(b) then to the address of such party which shall have been so notified, for which purpose the latest notification shall supersede all previous notifications; or

(b)                                 by facsimile (in which case it shall be deemed to have been signed by or on behalf of the party giving it) to the facsimile number for the party to whom it is to be sent.

12.3                          Notices shall be deemed served as follows:-

(a)                                  in the case of leaving the notice at the relevant address, at the time of leaving it there;

(b)                                 in the case of service by post, on the second Business Day following the day on which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed, stamped and posted in the United Kingdom;

(c)                                  in the case of service by facsimile, on the Business Day following the day on which it was transmitted and in proving such service it shall be sufficient to produce a transmission notice from the sender’s facsimile machine showing that the notice had been transmitted to the correct fax number.

13                                 Counterparts

This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14                                 Law and Jurisdiction

This Agreement is subject to English law and the parties hereto hereby submit to the non-exclusive jurisdiction of the English courts.

SCHEDULE

THE DIRECTORS

James Perrry Bryan, Jr.

John James Lendrum

Judy Ley Allen

John William Sharp Bentley

Richard Kelly Plato

All of 1331 Lamar, Suite 1450, Houston, Texas 77010, United States of America

EXECUTED-by RESACA EXPLOITATION, INC.	)
acting by:-.	)
)
Director	)
)
)
Director/Secretary	)

EXECUTED by SEYMOUR PIERCE LIMITED	)
acting by:-)
)
Director	)	Illegible
)
)
Director/Secretary	)	Illegible

EXECUTED-by RESACA EXPLOITATION, INC.		)
acting by:-.		)
)
Director	John Lendrum III	)
)
)
Secretary	Mary Lou Fry	)

EXECUTED by SEYMOUR PIERCE LIMITED		)
acting by:-)
)
Director		)
)
)
Director/Secretary		)